Exhibit 99.1

Media Contacts:	Investor Relations Contact:
Susan Chenoweth	Carolyn Bass
Taleo	Market Street Partners
925-452-3666	415- 445-3232
schenoweth@taleo.com	carolyn@marketstreetpartners.com
For Immediate Release:
Gary Bloom Joins Taleo Board of Directors
Seasoned high tech executive brings leadership and experience to talent management market leader
Dublin, CA – February 8, 2007 - Taleo (NASDAQ: TLEO), the leading provider of on demand talent management solutions, today announced that technology executive Gary Bloom will join its Board of Directors. Mr. Bloom’s election to the Taleo Board of Directors is effective February 8, 2007.
Mr. Bloom brings more than two decades of senior executive experience in software technology to the Taleo Board of Directors. Most recently, he was Vice Chairman and President of Symantec where he led the company’s line of business and corporate development organizations. Mr. Bloom joined Symantec through the company’s merger with VERITAS Software, where he was Chairman, President, and CEO.
Under Bloom’s leadership, VERITAS grew from approximately $1.2 billion in revenue in 2000 to over $2.0 billion in 2004. VERITAS became the global leader in storage software and a leading provider of software and services that are used by 99 percent of the Fortune 500. VERITAS merged with Symantec in July of 2005.
Prior to VERITAS, Mr. Bloom was executive vice president at Oracle Corporation. During his 14-year career at Oracle, Bloom led Oracle’s database business, worldwide marketing, support, education, and alliance organizations, and was responsible for mergers and acquisitions.
“Gary’s experience and proven history of leading companies through high growth make him a great addition to Taleo’s board,” said Michael Gregoire, Taleo President & CEO. “We look forward to his counsel as we extend our market leadership in on demand talent management.’
“I am very pleased to join the board of Taleo at this important time in their history,” said Mr. Bloom. “Taleo’s unique combination of proven on demand technology, proven talent management solutions, and an integrated performance management suite will rapidly extend their leadership in human capital management.”
Mr. Bloom has previously served on the boards of three publicly traded companies: Globespan Virata, VERITAS, and Symantec. He holds a bachelor’s degree in Computer Science from California Polytechnic State University where he currently serves on the President’s Cabinet and is the Chairman of the Board of the Cal Poly Foundation.
Mr. Bloom will replace Mark Bertelsen who is retiring from the board after seven years of service.
“We thank Mark Bertelsen for his many years of service to Taleo as a director,” said Michael Gregoire. “Mark has been a part of every major decision the company has made and his wise counsel has been a significant contribution in our position as the leader in talent management.”
About Taleo
Taleo (NASDAQ: TLEO) delivers on demand talent management solutions that enable organizations of all sizes, around the world, to assess, acquire, develop, and align their workforce for improved business performance. More than 720 organizations use Taleo to recruit and retain top talent with 750,000 users processing 50 million candidates from 100 countries. Requiring no capital investment, software as a service and on demand delivery offer 99.9% availability and 100% accountability. For more information visit www.taleo.com.
Forward-looking Statements
This release contains forward-looking statements, including statements regarding Taleo’s future financial performance, market growth, the demand for Taleo’s solutions and general business conditions. Any forward-looking statements contained in this press release are based upon Taleo’s historical performance and its current plans, estimates and expectations and are not a representation that such plans, estimates, or expectations will be achieved. These forward-looking statements represent Taleo’s expectations as of the date of this press announcement. Subsequent events may cause these expectations to change, and Taleo disclaims any obligation to update the forward-looking statements in the future. These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual results to differ materially. Further information on potential factors that could affect actual results is included in Item 1A of Taleo’s Annual Report on Form 10-K, as filed with the SEC on April 17, 2006, in Item 1A of Taleo Quarterly Report on Form 10-Q, as filed with the SEC on November 14, 2006, and in other reports filed by Taleo with the SEC.
# # #